Exhibit 5.1

May 15, 2008

PacWest Bancorp
401 West “A” Street
San Diego, California 92101

Ladies and Gentlemen:

In connection with the preparation and filing of Post-Effective Amendment No. 1 to the registration statements on Form S-3, Registration No. 333-124948 (the “Registration Statement”), pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the “Act”), relating to the registration of 3,400,000 shares of Common Stock, par value $0.01 per share (the “Securities”), of PacWest Bancorp, a Delaware corporation (the “Company”) and successor-in-interest of First Community Bancorp, a California corporation, in connection with, and upon the completion of, a reincorporation merger whereby First Community Bancorp merged with and into the Company, its wholly-owned Delaware subsidiary, with the Company being the surviving corporation (the “Reincorporation Merger”), I, as General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, I advise you that, in my opinion, when the terms of the sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation, as amended, and bylaws and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

I note that the Company is deemed a “successor issuer” of First Community Bancorp for purposes of Rule 414(d) under the Act, and may expressly adopt the Registration Statement of First Community Bancorp as its own registration statement for all purposes of the Act by filing Post-Effective Amendment No. 1 to the Registration Statement.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all original documents, and the conformity to authentic original documents of all copied documents.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transactions covered hereby.  This opinion may not be relied upon for any other purpose, or furnished to, quoted from or relied upon by any other person, firm or corporation for any purpose, without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jared M. Wolff

Jared M. Wolff
Executive Vice President, General Counsel and Secretary